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                                                            Exhibit 10(iii)A(71)
                                   [NSI Logo]

                            PERSONAL & CONFIDENTIAL

TO: John Morgan

FROM: Jim Balloun

DATE: October 24, 2001

                                 GOING FORWARD
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     We've re-organized Lithonia to relieve you of responsibilities there so you can give full attention to driving improvements at Holophane and begin to take leadership for corporate initiatives. I expect that this will lead to more responsibility and advancement in Acuity Brands. You will be located in Atlanta and you will be traveling to Ohio and other locations. It is in our interest that you move from Ohio to Atlanta, and you intend to purchase a home here.

     The company will provide a relocation benefit consisting of the following:

     (a)  your expenses for moving your household effects to Atlanta;

     (b) brokerage and closing costs (up to two points) you incur in connection with the sale of your home in Ohio and the purchase of a home in Atlanta; and,

     (c) when you move, a one-time payment of one month's salary to assist you in the relocation.

     In addition to the foregoing, we will assist you in obtaining a bridge loan through the company should you purchase a home in Atlanta prior to selling your home in Ohio.

     Finally, in the unlikely event that you are asked to re-locate within the next three years, we will reimburse you for the difference, if any, between what you paid for your house and the selling price. This is not to exceed $80,000, and will be grossed up for tax impact.

     I hope this transition goes smoothly. I look forward to working together to make it a roaring success.

cc:  Joe Parham